Exhibit 3.1.7

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

FIRST: The name of the Corporation is Madewell Inc.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Zip Code 19808. The registered agent in charge thereof is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total stock of this corporation is authorized to issue is One Hundred shares (100) with a par value of $0.01 per share.

FIFTH: The name and mailing address of the incorporator are as follows:

Name:	Arlene S. Hong

Mailing Address:	c/o J. Crew Operating Corp.
770 Broadway
New York, NY 10003

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set me hand this 12th day of May, 2006.

By:	/s/ Arlene S. Hong
Incorporator

Name:	Arlene S. Hong